Exhibit 99.1

Inergy Reports Record Results

********************

Third Quarter Adjusted EBITDA Up Approximately 42% Over Prior Year

Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (August 4, 2009) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported record results of operations for the quarter ended June 30, 2009, the third quarter of fiscal 2009.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $31.3 million for the quarter ended June 30, 2009, an increase of $9.3 million, or approximately 42.3% from $22.0 million for the quarter ended June 30, 2008. Net loss, excluding certain items as discussed below, was $(13.2) million for the quarter ended June 30, 2009, or $(0.46) per diluted limited partner unit, an improvement of approximately 33.0% from $(19.7) million or $(0.58) per diluted limited partner unit in the same quarter of last year. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its third quarter.

For the nine-month period ended June 30, 2009, Adjusted EBITDA increased approximately 26.4% to $273.4 million from $216.3 million for the same prior-year period. Net income for the nine months ended June 30, 2009, excluding certain items as discussed below, increased approximately 42.5% to $139.8 million, or $2.00 per diluted limited partner unit, from $98.1 million, or $1.43 per diluted limited partner unit in 2008.

“Our operating businesses once again delivered a solid performance for the quarter, building on our long-term track record of producing predictable and improving results,” said John Sherman, President and CEO of Inergy. “We remain on track to deliver on our full-year objectives, the fundamentals of our businesses are strong, and the future outlook is robust. Our expansion projects continue to strengthen our business mix, our balance sheet is strong and flexible, and we continue to execute quality growth on behalf of our investors.”

Inergy recently announced two non-binding open season projects in its midstream business. The first is for the Marc I Hub Line Project, a 43 mile bi-directional gas pipeline between Inergy’s South Lateral interconnect at Tennessee Gas Pipeline’s 300 Line (“TGP”) and Transcontinental Gas Pipeline Corporation’s Leidy Line (“Transco”). The second open season is for the North-South Project, including additional compression and expanded measurement facilities on Inergy’s existing lateral pipelines between TGP and the Millennium Pipeline (“Millennium”). These projects would allow shippers to wheel gas on a firm basis to and from Transco and Millennium and all points in between.

As previously announced, the Board of Directors of Inergy’s managing general partner increased Inergy’s quarterly cash distribution to $0.665 per limited partner unit ($2.66 annually) for the quarter ended June 30, 2009. This represents an approximate 6% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 14, 2009.

Quarterly Results

In the quarter ended June 30, 2009, retail propane gallon sales were 41.9 million gallons compared to 46.7 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain non-cash items as discussed below, was $49.6 million for the quarter ended June 30, 2009, compared to $44.1 million for the quarter ended June 30, 2008. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $21.9 million in the quarter ended June 30, 2009, compared to $21.8 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $25.8 million for the quarter ended June 30, 2009, from $23.4 million for the same quarter in the prior year.

For the quarter ended June 30, 2009, operating and administrative expenses decreased to $66.4 million compared to $67.1 million in the same period of fiscal 2008.

Exclusions from net loss discussed above included a loss of $1.1 million and $0.4 million on the disposal of excess property, plant, and equipment during the three months ended June 30, 2009 and 2008, respectively. Also excluded from net loss and gross profit discussed above was a non-cash charge of $0.6 million during the three months ended June 30, 2008, resulting from the derivative contracts associated with retail propane fixed price sales.

Year-to-Date Results

For the nine-month period ended June 30, 2009, there were 271.0 million retail propane gallons sold compared to 289.7 million gallons sold during the same period in the prior year. Retail propane gross profit, excluding certain non-cash items as discussed below, was $323.1 million for the nine months ended June 30, 2009, compared to $273.7 million for the nine months ended June 30, 2008. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $89.3 million in the nine months ended June 30, 2009, compared to $75.0 million for the same prior-year period.

Gross profit from midstream operations increased to $72.8 million for the nine months ended June 30, 2009, from $66.5 million in the prior year.

For the nine months ended June 30, 2009, operating and administrative expenses increased to $212.6 million compared to $198.6 million in the same period of fiscal 2008.

Exclusions from net income discussed above included a loss of $4.1 million and a gain of $0.8 million on the disposal of excess property, plant, and equipment during the nine months ended June 30, 2009 and 2008, respectively. Also excluded from net income and gross profit discussed above was a non-cash charge of $1.5 million and $0.7 million during the nine months ended June 30, 2009 and 2008, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

Inergy Holdings, L.P.

As discussed above, the $0.665 per limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $16.4 million with respect to the third fiscal quarter of 2009. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.78 per limited partner unit, or $3.12 on an annualized basis. This represents an approximate 28% increase over the $0.61 per limited partner unit paid for the same quarter of the prior year. The distribution will be paid on August 14, 2009.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, August 4, 2009, to discuss results of operations for the third fiscal quarter of 2009 and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 21967680.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of fixed assets, and non-cash compensation expenses. Item 6 to the Partnership’s Annual Report on Form 10-K provides a historical reconciliation of net income to EBITDA and Adjusted EBITDA.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or ability to service debt obligations. We believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, we believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our ability to make the minimum quarterly distribution and are presented solely as a supplemental measure. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2009 and 2008

(in millions, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Propane	$135.5	$220.9	$988.6	$1,149.6
Other	99.5	154.3	350.5	388.4

	235.0	375.2	1,339.1	1,538.0

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	81.3	173.1	648.1	862.0
Other	56.4	113.4	207.3	261.5

	137.7	286.5	855.4	1,123.5

Gross profit	97.3	88.7	483.7	414.5

Expenses:
Operating and administrative	66.4	67.1	212.6	198.6
Depreciation and amortization	26.4	26.1	79.3	72.1
Gain (loss) on disposal of assets	(1.1)	(0.4)	(4.1)	0.8

Operating income (loss)	3.4	(4.9)	187.7	144.6

Other income (expense):
Interest expense, net	(17.2)	(15.2)	(52.1)	(45.0)
Other income	—	—	—	0.1

Income (loss) before income taxes and interest of non-controlling partners in ASC	(13.8)	(20.1)	135.6	99.7

Provision for income taxes	(0.2)	(0.2)	(0.4)	(0.6)
Interest of non-controlling partners in ASC’s consolidated net income	(0.3)	(0.4)	(1.0)	(0.9)

Net income (loss)	$(14.3)	$(20.7)	$134.2	$98.2

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$12.0	$8.9	$34.5	$26.9
Distribution paid on restricted units	0.3	0.1	0.6	0.2

Total interest in net income not attributable to limited partners’	$12.3	$9.0	$35.1	$27.1

Total limited partners’ interest in net income (loss)	$(26.6)	$(29.7)	$99.1	$71.1

Net income (loss) per limited partner unit:
Basic	$(0.48)	$(0.60)	$1.89	$1.43

Diluted	$(0.48)	$(0.60)	$1.89	$1.43

Weighted average limited partners’ units outstanding (in thousands):
Basic	55,311	49,711	52,427	49,687

Diluted	55,311	49,711	52,452	49,772

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Supplemental Information:
Retail gallons sold	41.9	46.7	271.0	289.7

Cash			$13.0	$10.7

Outstanding debt:
Working capital facility			$28.0	$16.0
Acquisition facility			15.5	51.0
Senior unsecured notes			1,050.0	825.0
Fair value hedge adjustment on senior unsecured notes			5.2	0.5
Net bond premium (discount) (e) (g)			(17.1)	3.9
ASC credit agreement			9.1	10.9
Other debt			19.9	16.2

Total debt			$1,110.6	$923.5

Total partners’ capital			$767.2	$732.7

EBITDA:
Net income (loss)	$(14.3)	$(20.7)	$134.2	$98.2
Interest of non-controlling partners in ASC’s consolidated ITDA (f)	(0.1)	(0.2)	(0.4)	(0.7)
Interest expense, net	17.2	15.2	52.1	45.0
Provision for income taxes	0.2	0.2	0.4	0.6
Depreciation and amortization	26.4	26.1	79.3	72.1

EBITDA (a)	$29.4	$20.6	$265.6	$215.2
Non-cash loss on derivative contracts	—	0.6	1.5	0.7
Non-cash compensation expense	0.8	0.4	2.2	1.2
(Gain) loss on disposal of assets	1.1	0.4	4.1	(0.8)

Adjusted EBITDA (a)	$31.3	$22.0	$273.4	$216.3

Distributable cash flow:
Adjusted EBITDA	$31.3	$22.0	$273.4	$216.3
Cash interest expense (b)	(16.3)	(14.5)	(49.7)	(43.2)
Maintenance capital expenditures (c)	(2.5)	(1.1)	(5.1)	(3.6)
Income tax expense	(0.2)	(0.2)	(0.4)	(0.6)

Distributable cash flow (d)	$12.3	$6.2	$218.2	$168.9

EBITDA:
Net cash provided by operating activities	$67.6	$85.4	$209.2	$151.0
Net changes in working capital balances	(49.2)	(74.3)	18.3	27.4
Provision for doubtful accounts	(2.4)	(3.8)	(3.2)	(5.0)
Amortization of deferred financing costs and net bond discount	(1.7)	(0.7)	(3.5)	(1.8)
Non-cash compensation expense	(0.8)	(0.4)	(2.2)	(1.2)
Gain (loss) on disposal of assets	(1.1)	(0.4)	(4.1)	0.8
Interest of non-controlling partners in ASC’s consolidated EBITDA	(0.4)	(0.6)	(1.4)	(1.6)
Interest expense, net	17.2	15.2	52.1	45.0
Provision for income taxes	0.2	0.2	0.4	0.6

EBITDA	$29.4	$20.6	$265.6	$215.2
Non-cash loss on derivative contracts	—	0.6	1.5	0.7
Non-cash compensation expense	0.8	0.4	2.2	1.2
(Gain) loss on disposal of assets	1.1	0.4	4.1	(0.8)

Adjusted EBITDA	$31.3	$22.0	$273.4	$216.3

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets and non-cash compensation expenses. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, we believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our ability to make the minimum quarterly distribution and are presented solely as supplemental measures. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)	ITDA – Interest, taxes, depreciation and amortization.
(g)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2009 and 2008

(in millions, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Propane	$135.5	$220.9	$988.6	$1,149.6
Other	99.5	154.3	350.5	388.4

	235.0	375.2	1,339.1	1,538.0

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	81.3	173.1	648.1	862.0
Other	56.4	113.4	207.3	261.5

	137.7	286.5	855.4	1,123.5

Gross profit	97.3	88.7	483.7	414.5

Expenses:
Operating and administrative	66.6	67.4	213.3	199.4
Depreciation and amortization	26.4	26.1	79.3	72.1
Gain (loss) on disposal of assets	(1.1)	(0.4)	(4.1)	0.8

Operating income (loss)	3.2	(5.2)	187.0	143.8

Other income (expense):
Interest expense, net	(17.4)	(15.5)	(52.8)	(46.3)
Other income	—	—	—	0.1

Income (loss) before gain on issuance of units in Inergy, income taxes and interest of non-controlling partners in Inergy, L.P. and ASC	(14.2)	(20.7)	134.2	97.6

Gain on issuance of units in Inergy, L.P.	0.2	—	3.4	—
Provision for income taxes	—	(0.1)	(1.3)	(1.3)
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	23.7	26.8	(90.7)	(64.6)
Interest of non-controlling partners in ASC’s consolidated net income	(0.3)	(0.4)	(1.0)	(0.9)

Net income	$9.4	$5.6	$44.6	$30.8

Partners’ interest information:
Less distribution paid on restricted units	$0.2	$0.1	$0.5	$0.3

Net income applicable to limited partners’ units	$9.2	$5.5	$44.1	$30.5

Net income per limited partner unit:
Basic	$0.46	$0.27	$2.20	$1.52

Diluted	$0.46	$0.27	$2.19	$1.50

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,031	20,008	20,027	20,008

Diluted	20,205	20,212	20,106	20,248